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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                  ANNUAL FILING

                         CITIZENS FIRST FINANCIAL CORP.
                                (NAME OF ISSUER)
                      COMMON STOCK PAR VALUE $.01 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)
                                   174623-10-8
                                 (CUSIP NUMBER)
                                    12-31-01
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

                 (X)   RULE 13d-1(b)
                 (_)   RULE 13d-1(c)
                 (_)   RULE 13d-1(d)



*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

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  CUSIP NO. 174623-10-8

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON.
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON

      CITIZENS SAVINGS BANK, EMPLOYEE STOCK OWNERSHIP PLAN
      IRS ID NO. 37-1354936
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      STATE CHARTERED STOCK SAVINGS INSTITUTIONS EMPLOYEE STOCK
      OWNERSHIP PLAN ORGANIZED IN ILLINOIS
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            32,200 SHARES
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             182,405 SHARES
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             214,605 SHARES
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    -0- SHARES
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
 9
      214,605 SHARES
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      14.07%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      EP
------------------------------------------------------------------------------

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Item 1
     (a) Name of Issuer

         CITIZENS FIRST FINANCIAL CORP.

     (b) Address of Issuer's Principal Executive Offices

         2101 NORTH VETERANS PARKWAY, BLOOMINGTON, ILLINOIS 61704

Item 2
     (a) Name of Person Filing

         CITIZENS SAVINGS BANK EMPLOYEE STOCK OWNERSHIP PLAN

         TRUSTEE: FIRST BANKERS TRUST COMPANY, BROADWAY AT 12TH STREET, QUINCY, ILLINOIS 62305

     (b) Address of Principal Business Office or, if none, Residence

         2101 NORTH VETERANS PARKWAY, BLOOMINGTON, ILLINOIS 61704

     (c) Citizenship

         STATE CHARTERED STOCK SAVINGS INSTITUTIONS EMPLOYEE
         STOCK OWNERSHIP PLAN ORGANIZED IN ILLINOIS

     (d) Title of Class of Securities

         COMMON STOCK PAR VALUE $.01 PER SHARE

     (e) CUSIP Number

         174623-10-8

Item 3.  If this statement is filed pursuant to (S)240.13d-1(b) or
         (S)240.13d-2(b) or (c), check whether the person filing is a:

     (f) [X]  An employee benefit plan in accordance with (S)240.13d-1(b)(1)
              (ii)(F);

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Item 4.   Ownership.

     (a)  Amount beneficially owned:
          214,605 SHARES

     (b)  Percent of class:
          14.07%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote
                32,200 SHARES REPRESENTING UNALLOCATED SHARES

          (ii)  Shared power to vote or to direct the vote
                182,405 REPRESENTING ALLOCATED SHARES

          (iii) Sole power to dispose or to direct the disposition of 214,605 SHARES

          (iv) Shared power to dispose or to direct the disposition of -0-

Item 5.   Ownership of Five Percent or Less of a Class.

          NOT APPLICABLE

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          NOT APPLICABLE

Item 8.   Identification and Classification of Members of the Group.

          NOT APPLICABLE

Item 9.   Notice of Dissolution of a Group

          NOT APPLICABLE

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ITEM 10.  CERTIFICATION

          THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

     BY SIGNING BELOW, I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.


                                    SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                                           JANUARY 17, 2002

                                           CITIZENS SAVINGS BANK EMPLOYEE STOCK
                                           OWNERSHIP PLAN BY FIRST BANKERS TRUST
                                           COMPANY AS TRUSTEE


                                                  /s/ Brian Ippensen
                                           ------------------------------------
                                           Brian Ippensen, Trust Officer